PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131029
Prospectus Supplement No. 3
(to Prospectus dated April 12, 2006, as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006 and that Prospectus
Supplement No. 2 dated June 12, 2006)
     This Prospectus Supplement No. 3 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006 and that Prospectus Supplement No. 2 dated June 12, 2006), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.
     This Prospectus Supplement No. 3 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated June 29, 2006, as filed by us with the Securities and Exchange Commission.
     This Prospectus Supplement No. 3 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 3 updates or supersedes the information contained in the Prospectus.
     Our common stock is quoted on the Nasdaq National Market under the symbol “LGND.” On June 28, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $8.52 per share.
     Investing in our common stock involves risk. See “Risk Factors” beginning on page 7 of the Prospectus and beginning on page 46 of Prospectus Supplement No. 1.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 3 is June 29, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2006
LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)
000-20720
(Commission File Number)
10275 Science Center Drive,
San Diego, California
(Address of principal executive offices)
(858) 550-7500
(Registrant’s telephone number, including area code)
77-0160744
(I.R.S. Employer Identification No.)
92121-1117
(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into A Material Definitive Agreement.
ITEM 9.01 Financial Statements And Exhibits
SIGNATURES

ITEM 1.01. Entry Into A Material Definitive Agreement.
     On June 28, 2006 Ligand Pharmaceuticals Incorporation (“Ligand” or the “Company”) entered into an agreement to settle the securities class action litigation filed in the United States District Court for the Southern District of California against the Company and certain of its directors and officers. In addition, the Company also reached agreement to settle the shareholder derivative actions filed by certain shareholders on behalf of the Company in the Superior Court of California and the United States District Court for the Southern District of California.
     The settlements, which are subject to approval of the applicable courts, resolve all claims by the parties, including those asserted against Ligand and the individual defendants in these cases. Under the agreements, in exchange for a release of all claims, the Company will pay a total of $12.15 million in cash. The settlement amounts and a portion of the Company’s total legal expenses will be funded by the Company’s insurance carrier while the remainder of the Company’s legal fees incurred will be paid by the Company. As part of the settlement of the state derivative action, the Company agreed to adopt certain corporate governance enhancements . Neither the Company nor any of its current or former directors or officers made any admission of liability or wrongdoing in connection with the settlements. The related investigation by the Securities and Exchange Commission is ongoing and is not affected by the settlements discussed above.
ITEM 9.01 Financial Statements And Exhibits
(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release of the Company dated June 29, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: June 29, 2006	By:	/s/ Warner R. Broaddus
	Name:	Warner R. Broaddus
	Title:	Vice President, General Counsel & Secretary

EXHIBIT 99.1
Contact: Paul V. Maier
Senior Vice President
and Chief Financial Officer
858-550-7573
Ligand Announces Agreements to Settle Securities Class Action and Derivative Lawsuits
     SAN DIEGO, CA — June 29, 2006 — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) announced today that it has reached agreement to settle the securities class action litigation filed in the United States District Court for the Southern District of California against the Company and certain of its directors and officers. In addition, the Company has also reached agreement to settle the shareholder derivative actions filed on behalf of the Company in the Superior Court of California and the United States District Court for the Southern District of California.
     The settlements, which are subject to court approval, resolve all claims by the parties, including those asserted against Ligand and the individual defendants in these cases. Under the agreements, in exchange for a release of all claims, the Company will pay a total of $12.15 million in cash. The settlement amounts and a portion of the Company’s total legal expenses will be funded by the Company’s insurance carrier while the remainder of the Company’s legal fees incurred will be paid by the Company. As part of the settlement of the state derivative action, the Company has agreed to adopt certain corporate governance enhancements. Neither the Company nor any of its current or former directors and officers has made any admission of liability or wrongdoing. The related investigation by the Securities and Exchange Commission is ongoing and is not affected by the settlements discussed above.
     “Although Ligand believes these suits are without merit, the Company is pleased to put the uncertainty, expense, and management time drain of the class action and derivative litigation behind it and believes that the decision to settle is in the best interests of its shareholders,” said David E. Robinson, Ligand Chairman, President and Chief Executive Officer “Settling this litigation will also facilitate continued full focus of our organization on the ongoing strategic alternatives process and the Company’s business,” Robinson added.

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About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.
Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to approval of the settlements, payments, and the ongoing SEC investigation. Actual events or results may differ from Ligand’s expectations. There can be no assurance that the settlement agreements or payments will be approved by the court(s) or that the SEC investigation will be resolved in any given timeframe or in the Company’s favor. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via Ligand’s website at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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